Exhibit 10.1
Compensation Notification
Chairman of the Board and Strategic Advisor

Fiscal 2024 Compensation of Chairman of the Board and Strategic Advisor

Fiscal 2024 Strategic Advisor Compensation: The table below sets forth the fiscal 2024 strategic advisor fee for Mr. Horton.

Name	Title	Strategic Advisor Fee Fiscal 2024
Donald R. Horton	Strategic Advisor	$3,875,000

Time Vesting Restricted Stock Units: On October 31, 2023, the Compensation Committee approved an award of restricted stock units (“Time Vesting RSUs”) pursuant to the Company's 2006 Stock Incentive Plan, as amended and restated ("2006 Plan"), to Mr. Horton and in the following amounts:

Name	Title	Dollar Value of Restricted Stock Units
Donald R. Horton	Strategic Advisor	$11,625,000

The Compensation Committee approved that the final number of Time Vesting RSUs to be granted will be based on the aggregate dollar value divided by the closing stock price on November 8, 2023. The Time Vesting RSUs vest ratably over a three-year period.